

Cathedral Rock Enterprises, LLC
James C. Barker, CPG 8205, Consulting Geologist
P.M. Box 145, 3875 Geist Road, Suite E
Fairbanks, Alaska 99709

jcbarker@otcwb.com
907-978-3191 541-934-2970 msg 907-479-2280 fax

Consent of Author

United States Securities and Exchange Commission

I, James C. Barker, P. Geo. of Cathedral Rock Enterprises, LLC, co-authored and prepared the Technical Report "Evaluation of the Chandalar, Alaska Mining Property", dated April 15, 2009 (the "Evaluation Report"). The Report was produced by myself, Robert B. Murray, and Jeffery O. Keener for Goldrich Mining Company (the "Company"). I also prepared the report titled "Summary of Field Investigations 2004", dated December, 2004, for the Company (the "Summary Report"), the report titled "Chandalar Mining District, A Report of Findings and Recommendations, 2005", dated January 2, 2006 (the "2005 Report") , the report titled "Chandalar Mining District, Annual Report of Findings for 2006", dated March 15, 2007 (the "2006 Report", together with the Evaluation Report, the Summary Report and the 2005 Report, the "Reports").

I hereby consent to the filing of the Reports with the Registration Statement of the Company on Form 10K filed on or around March 30, 2010, and to the use of and references to the subject matter of the Reports contained therein. I also consent to the use of my name in the 10K in regard to preparation of the Reports.

Dated: March 2, 2010

James C. Barker
Managing Partner, Cathedral Rock Enterprises, LLC
Certified Professional Geologist #8205
Certified Alaskan Geologist G-262